Exhibit 10.1

CONVERSION AGREEMENT

     This Conversion Agreement (this “Agreement”) is entered into as of the 27th day of December, 2004, by and between Range Resources Corporation (the “Company”) and Citigroup Global Markets Inc. (the “Holder”).

Recitals

     The Company has issued its 5.9% Cumulative Convertible Preferred Stock (the “Preferred Stock”), the terms and conditions of which are governed by the Certificate of Designation of the Preferred Stock filed with the Delaware Secretary of State on or about September 18, 2003 (the “Certificate of Designation”).

     Holder holds and has the right to dispose of all outstanding shares of the Preferred Stock Cusip No. 75281A307.

     Pursuant to Section 8(a) of the Certificate of Designation, Holder has the option to convert its shares of Preferred Stock to Common Stock (defined below).

     Holder desires to convert all of its shares of Preferred Stock into Common Stock of the Company as of trade date December 31, 2004, and settlement date for cash and securities, January 3, 2005, subject to the terms and conditions set forth in this Agreement and for the consideration set forth herein.

     The Company desires to consent to Holder’s conversion of the Preferred Stock and agrees to pay the consideration for such conversion as set forth in this Agreement.

Agreement

     NOW, THEREFORE, in consideration of the premises and covenants set forth in this Agreement, the parties hereby agree as follows:

     1. Conversion. Holder hereby elects to convert 1,000,000 shares of the Preferred Stock into 5,882,353 shares of Common Stock of the Company, par value $0.01 per share (the “Common Stock”) pursuant to the Notice of Conversion attached hereto Exhibit A (the “Notice”). Holder will deliver the shares of Preferred Stock to the Company’s transfer agent as designated by the Company. The Company, to the extent necessary, consents to such conversion and agrees to deliver the shares of Common Stock, free and clear of all restrictions on transfer, pursuant to the Notice.

     2. Additional Consideration. In addition to delivery of the shares of Common Stock set forth in paragraph 1 above, the Company will pay to Holder by wire transfer of immediately available funds in the amount of $2,212,500 (the “Cash Consideration”). Holder agrees and acknowledges the Cash Consideration is in lieu of dividends Holder would have received on the Preferred Stock from and after December 31, 2004 through September 30, 2005. In addition to this Cash Consideration the Company will pay to Holder the dividends in the amount of $737,500 on the Preferred Stock declared by the board of directors of the Company on December 1, 2004 for all holders of record of the Preferred Stock as of December 15, 2004 (the “Dividend”). The Company agrees that the Holder is entitled to the Dividend in addition to the Cash Consideration.

     3. Representations and Warranties of the Company. The Company hereby represents and warrants to Holder that:

     (a) the Common Stock to be issued to holder upon conversion of the Preferred Stock will be validly issued unrestricted, fully paid and non-assessable;

     (b) the Company has full power, authority and capacity to execute this Agreement and the capacity and authority to make the representations, warranties, covenants and agreements herein to consummate the transactions contemplated by this Agreement;

     (c) neither the delivery of the Common Stock nor the consummation of the transactions contemplated by this Agreement will (i) conflict with or result in a breach, default or violation of any agreement or judgment to which the Company is a party or to which it is subject; (ii) result in the creation of any lien, charge or other encumbrance on the Common Stock; or (iii) require the consent of any third party to this Agreement;

     (d) this Agreement constitutes a legal, valid and binding obligation on the Company enforceable against the Company in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar loss affecting creditor rights generally and the principles of equity; and

     (e) the Common Stock issued to Holder upon conversion of the Preferred Stock will be freely tradable in accordance with applicable state and federal securities laws.

     4. Representations and Warranties of Holder. The Holder represents and warrants that:

     (a) Holder is holder of all outstanding shares of the Preferred Stock;

     (b) the Preferred Stock is beneficially owned by Holder free and clear of any pledge, lien, charge, encumbrance, voting trust arrangement or other adverse claim;

     (c) Holder has full power, authority and capacity to execute this Agreement and the capacity and authority to make the representations, warranties, covenants and agreements herein and to fully consummate the transactions contemplated by this Agreement;

     (d) neither the execution or delivery of this Agreement nor the conversion of the Preferred Stock (i) will conflict with or result any breach, default or violation of any agreement or judgment to which Holder is a party or to which it is subject; (ii) result in the creation of any lien, charge or other encumbrance on the Preferred Stock; or (iii) require Holder to obtain the consent of any third party to this Agreement;

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     (e) this Agreement constitutes the legal, valid and binding obligation of Holder enforceable against Holder in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar loss affecting creditor rights generally and the principles of equity; and

     (f) it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

     5. Miscellaneous.

     (a) This Agreement and the exhibits attached hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof.

     (b) No modification of this Agreement will be binding on the parties unless and until the modification is set forth in writing specifically referencing the Agreement signed by all parties to the Agreement.

     (c) The waiver by any party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the Agreement.

     (d) This Agreement may be signed in multiple counterparts.

     (e) Each party to this Agreement shall bear all of its own legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated by this Agreement.

     (f) This Agreement shall be governed in all respects by Delaware law.

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     The parties have executed this Agreement as of the date first written above.

RANGE RESOURCES CORPORATION
By:	/s/ Rodney L. Waller
Name:	Rodney L. Waller
Title:	Senior Vice President

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ David C. House
Name:	David C. House
Title:	Managing Director

[Signature Page to Conversion Agreement]

Exhibit A

Notice of Conversion